Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-57640, 333-84446 and 333-108546) and on Form S-8 (File Nos. 333-61390 and 333-49780) of Exelon Corporation and Subsidiary Companies of our report dated January 28, 2004, relating to the financial statements, which appears in the Current Report on Form 8-K dated February 20, 2004.

PricewaterhouseCoopers LLP

Chicago, Illinois

February 20, 2004